UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2008

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Senior Executive Bonus Plan—Fiscal Year 2008 Performance Goals

On January 24, 2008, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Applied Materials, Inc. (“Applied”) approved performance goals and a bonus formula under Applied’s Senior Executive Bonus Plan (the “Bonus Plan”). The performance goals and the formula will be used to calculate any bonus awards earned for fiscal 2008 for Michael R. Splinter, President and Chief Executive Officer; George S. Davis, Senior Vice President, Chief Financial Officer; Franz Janker, Executive Vice President, Sales and Marketing; Manfred Kerschbaum, Senior Vice President, General Manager Applied Global Services; Mark R. Pinto, Senior Vice President, Chief Technology Officer and General Manager Energy and Environmental Solutions; and Thomas St. Dennis, Senior Vice President, General Manager Silicon Systems Group (the “named executive officers”).

As set forth in the Bonus Plan, which most recently was approved by Applied’s stockholders at the 2007 Annual Meeting of Stockholders, the Committee may choose from a range of specified and defined performance measures in setting the performance goals.

For Mr. Splinter, the Committee chose three primary measures: (1) Applied’s fiscal 2008 adjusted earnings per share (non-GAAP, excluding certain non-operating expenses) (weighted at 50%); (2) growth in market share of a specific business (weighted at 25%); and (3) certain operational and strategic objectives relating to a specific business, executive team development, and new business opportunities (collectively weighted at 25%).

For the other named executive officers, the Committee chose Applied’s fiscal 2008 corporate scorecard as a component of their bonus formula. Applied’s fiscal 2008 corporate scorecard consists of 12 measures relating to: (1) Applied’s fiscal 2008 revenue and adjusted earnings per share (non-GAAP, excluding certain non-operating expenses) (weighted at 10%); (2) market share of a specific business (weighted at 10%); (3) revenue and profitability levels of various businesses (collectively weighted at 20%); (4) growth of a specific business (weighted at 10%); (5) profitability of acquired businesses (weighted at 10%); (6) a multi-year program to enhance business processes and systems (weighted at 10%); (7) market share of specific products (weighted at 5%); (8) manufacturing operations (weighted at 5%); (9) demand for a specific product (weighted at 5%); (10) demand for another specific product (weighted at 5%); (11) energy and environmental initiatives (weighted at 5%); and (12) employee engagement (weighted at 5%).

For Mr. Davis, the Committee chose three primary measures: (1) Applied’s fiscal 2008 adjusted earnings per share (non-GAAP, excluding certain non-operating expenses) (weighted at 50%); (2) Applied’s corporate scorecard (weighted at 25%); and (3) various strategic objectives relating to operating performance, new business, finance organization, and productivity initiatives (collectively weighted at 25%).

For Mr. Janker, the Committee chose two primary measures: (1) Applied’s corporate scorecard (weighted at 50%); and (2) various sales- and marketing-related objectives relating to product revenue, market share growth, and demand for certain products (collectively weighted at 50%).

For Mr. Kerschbaum, the Committee chose two primary measures: (1) Applied’s corporate scorecard (weighted at 50%); and (2) various business unit-specific goals relating to financial performance, demand for certain products, new products, development of key talent, and product performance (collectively weighted at 50%).

For Dr. Pinto, the Committee chose two primary measures: (1) Applied’s corporate scorecard (weighted at 50%); and (2) various business unit-specific goals relating to financial and operating performance, new products, market share growth, and performance of acquired businesses (collectively weighted at 50%).

For Mr. St. Dennis, the Committee chose two primary measures: (1) Applied’s corporate scorecard (weighted at 50%); and (2) various business unit-specific goals relating to operating performance, product performance, product revenue, market share growth, organizational performance, and manufacturing operations (collectively weighted at 50%).

Even if the goals described above are achieved, no bonus will be paid under the Bonus Plan unless Applied achieves at least 5% profit after tax. The profit after tax percentage is defined as adjusted net income (non-GAAP, excluding certain non-operating expenses) expressed as a percentage of net sales. The bonus formula also considers Applied’s total stockholder return relative to the companies in the S&P 500 and, if total stockholder return for the year is positive and is above the 55th percentile position, additional bonus amounts may be earned to the extent that the actual level of total stockholder return exceeds this threshold.

The bonus for Mr. Splinter under the Bonus Plan could range from zero to 525% of his annual base salary. The bonus for Mr. Kerschbaum under the Bonus Plan could range from zero to 345% of his annual base salary. The bonuses for the other named executive officers could range from zero to 375% of annual base salary. However, no bonus paid under the Bonus Plan to any individual may exceed $5 million. For all of the named executive officers, the maximum bonus will be payable only if actual performance significantly exceeds all targeted goals and total stockholder return is positive and achieves at or above a 90th percentile ranking as compared to the companies in the S&P 500.

The actual bonuses paid (if any) will vary depending on the extent to which actual performance meets, exceeds or fails to meet the goals described above. Extraordinary, non-recurring items generally will be excluded when determining actual performance, unless otherwise determined by the Committee during its regular review of actual performance compared to the specified goals. In addition, the Committee retains discretion to reduce or eliminate (but not increase) the amount of the bonus that otherwise would be payable under the Bonus Plan based on actual performance. An executive must remain an employee for all of fiscal 2008 in order to be eligible for any bonus under the Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc.
(Registrant)

Date: January 30, 2008	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary